                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /x/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 GETTY REALTY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    /x/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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


                                   [Logo]
                             Getty Realty Corp.


-------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 19, 1997
-------------------------------------------------------------------------------

To the Stockholders of
     GETTY REALTY CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Getty Realty Corp., formerly known as Getty Petroleum Corp. (hereinafter called the "Company" or "Getty") will be held at 270 Park Avenue, 11th Floor, New York, New York, on June 19, 1997 at 10:45 A.M., for the following purposes:

  (1) To elect a Board of five directors to hold office for the ensuing year or until the election and qualification of their respective successors.

  (2) The ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ended January 31, 1998.

  (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 22, 1997 are entitled to notice of and to vote at this meeting or any adjournments thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend, please promptly vote, sign, date and return the enclosed proxy/instruction card in the enclosed U.S. postage-paid envelope. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use and vote in person at the meeting should you so desire.

                                     By Order of the Board of Directors,




                                 By:  /s/ Randi Young Filip
                                    --------------------------------------
                                     RANDI YOUNG FILIP
                                     Corporate Secretary

Jericho, New York
April 30, 1997

------------------------------------------------------------------------------
PLEASE NOTE--IF YOU DO NOT PLAN TO ATTEND THE MEETING, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

                               GETTY REALTY CORP.
                 125 JERICHO TURNPIKE, JERICHO, NEW YORK 11753

------------------------------------------------------------------------------
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp., formerly known as Getty Petroleum Corp. (hereinafter called the "Company" or "Getty"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York, on June 19, 1997 at 10:45 A.M., and at any adjournments thereof, for the purpose of electing a Board of Directors, ratifying the appointment of independent auditors for the Company and transacting such other business as may properly come before the meeting.

     On the April 22, 1997 record date for securities entitled to vote at the meeting, the Company had outstanding (excluding shares held in Treasury) 12,871,705 shares of Common Stock. Each such outstanding share is entitled to one vote. In conformity with Delaware law, shares abstaining from voting or not voted on certain matters will not be treated as votes cast with respect to those matters, and, therefore, will not affect the outcome of any such matter.

     This Proxy Statement and form of proxy will be sent to stockholders in an initial mailing on or about April 30, 1997. The date by which proposals of security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in the proxy statement and form of proxy for such meeting is December 31, 1997.

                                THE DISTRIBUTION

     On March 21, 1997, the Company completed the spinoff of its petroleum marketing assets and business to the Company's common stockholders. In anticipation of the spinoff, the Company transferred such assets and business to its subsidiary Getty Petroleum Marketing Inc. ("Marketing") on January 31, 1997. On March 21, 1997 (the "Distribution Date"), the Company distributed the stock of Marketing to Getty common stockholders on a one-for-one basis (the "Distribution"). In connection with the Distribution, the Company and Marketing entered into certain lease, service, licensing and tax sharing arrangements. See "Certain Transactions." On March 31, 1997, the Company changed its name to Getty Realty Corp. The Company's Board of Directors believes that the Distribution will enhance stockholder values over the long term by allowing Realty and Marketing to concentrate on their respective businesses, by providing each company with greater flexibility in pursuing its independent business objectives, and by enabling the investment community to analyze more effectively the investment characteristics, performance and future prospects of each business, enhancing the likelihood that each will achieve appropriate market recognition of its value.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the meeting for a term of one year or until their respective successors shall be elected and qualified. The plurality vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the meeting is necessary for the election of the directors.

     It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees named in the tabulation set forth below. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such person, if any, as shall be designated by the Board of Directors. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:


       NAME--AGE                    OFFICES HELD IN GETTY AND/OR PRINCIPAL
SERVED AS DIRECTOR SINCE               OCCUPATIONS FOR PAST FIVE YEARS
-------------------------------------------------------------------------------
Milton Cooper--68         Chairman of the Board of Kimco Realty
May 1971                  Corporation, a real estate investment trust.
                          Served as Vice President of Getty until June 1992.
                          Director, Secretary and Assistant Treasurer of CLS
                          General Partnership Corp., the general partner of
                          Power Test Investors Limited Partnership, Director of
                          Blue Ridge Real Estate/Big Boulder Corporation, a
                          real estate management and land development firm, and
                          a Trustee of MassMutual Corporate Investors and
                          MassMutual Participation Investors.

Leo Liebowitz--69         President and Chief Executive Officer (CEO) of Getty.
May 1971                  Chairman, Chief Executive Officer, President
                          and Director of Marketing. Director, President and
                          Treasurer of CLS General Partnership Corp., the
                          general partner of Power Test Investors Limited
                          Partnership.

Philip E. Coviello--54    Partner of Latham & Watkins, an international
June 1996                 law firm, for more than 5 years. Latham & Watkins has
                          performed legal services for the Company for many
                          years.



Milton Safenowitz--69     Executive Vice President of Getty until his
May 1971                  retirement on February 1, 1990. Director of
                          Marketing. Director, Executive Vice President and
                          Assistant Secretary of CLS General Partnership Corp.,
                          the general partner of Power Test Investors Limited
                          Partnership.

Warren G. Wintrub--63     Retired Partner, former member of the Executive
June 1993                 Committee and Chairman of the Retirement Committee of
                          Coopers & Lybrand, an international professional
                          services organization, for more than 5 years prior to
                          his retirement in January 1992. Director of
                          Chromcraft Revington, Inc., Corporate Property
                          Associates 10 Incorporated and Corporate Property
                          Associates 11 Incorporated.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered as a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares.

     The directors, Named Executive Officers (as defined below) and all directors and Executive Officers of the Company as a group beneficially owned as of January 31, 1997 the number of shares of Getty Common Stock as set forth in the table below. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the SEC rules.

                                               SHARES OF                        PERCENT
                                              COMMON STOCK                      OF CLASS
   NAME                                    BENEFICIALLY OWNED                     (1)
-------------------------------------------------------------------------------------------
Milton Cooper                                1,055,394 (2)                       7.79%
Philip E. Coviello                               1,500                              *
Leo Liebowitz                                2,470,920 (3)                      18.23%
Milton Safenowitz                            2,210,719 (4)                      16.31%
Warren G. Wintrub                               20,000                              *
James R. Craig (5)                              87,968 (6)                          *
John J. Fitteron                               170,781 (6)                       1.26%
Samuel M. Jones (5)                             91,664 (6)                          *
Alvin A. Smith (5)                             191,305 (6)                       1.41%
Directors and Executive
  Officers as a group (10 persons)           6,378,207                          47.06%

--------------------------
 * Total shares beneficially owned constitute less than one percent of the outstanding shares.
(1) The percentage is determined by dividing the number of shares shown by the aggregate number of shares outstanding and the shares which may be acquired within 60 days.
(2) Includes 10,311 shares held in a partnership of which he is a partner, 2,013 shares held by wife for which beneficial ownership is disclaimed and 160,000 shares held by a charitable foundation.
(3) Includes 166,410 shares held in trust for children, 230,977 shares held by wife for which beneficial ownership is disclaimed and 30,724 shares held by a charitable foundation.
(4) Includes 2,034,601 shares held by Irrevocable Trust for the benefit of Milton Safenowitz and 176,118 shares held by Irrevocable Trust for the benefit of his wife.
(5)  Effective March 21, 1997, resigned as an Executive Officer of Getty.
(6) Gives effect to the vesting of outstanding Getty stock options held by such individual pursuant to the Change of Control Agreements (as hereinafter defined).

     With the exception of Leo Liebowitz, whose address is care of Getty Realty Corp., 125 Jericho Tpke., Jericho, New York 11753 and Milton Safenowitz, whose address is 7124 Queenferry Cr., Boca Raton, FL 33496, who may be deemed to be control persons of Getty, and Milton Cooper, whose address is care of Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042-0020, management knows of no other person owning of record or beneficially more than 5% of the outstanding Common Stock.

             DIRECTORS' MEETINGS, COMMITTEES AND EXECUTIVE OFFICERS

     During the fiscal year ended January 31, 1997, four regular meetings of the Board of Directors of the Company were held. Each director who served as a director of the Company during the fiscal year attended all of the meetings of the Board of Directors of the Company and of the Committees of the Board on which each such director served. The Board of Directors of the Company has certain standing committees, including an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee, the membership and functions of which are described below.

     The Audit Committee, consisting of Messrs. Wintrub (Chairman), Coviello and Safenowitz, met one time last year. The Committee selects the firm of independent public accountants which audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty's financial accounting and reporting principles. The Committee also examines the summary reports of the internal auditors for the Company and discusses the adequacy of Getty's financial controls with the accountants and with management.

     The Nominating Committee, consisting of Messrs. Liebowitz (Chairman), Cooper and Safenowitz, met one time last year. The Committee recommends candidates to the Board for election as officers. The Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. The Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company with the names of such nominees, together with their qualifications for service as a director of the Company.

     The Compensation and Stock Option Committee (the "Compensation Committee"), which met twice last year, consists of Messrs. Cooper (Chairman), Liebowitz and Safenowitz. The Compensation Committee administers Getty's Incentive Compensation Plan, Supplemental Retirement Plan and the Stock Option Plans, and reviews the compensation of the directors and officers of Getty.

DIRECTORS' COMPENSATION

     Directors receive annual retainer fees of $12,000, and committee and board meeting fees of $1,000 for each meeting attended. Directors who are employees of the Company do not receive retainers or board meeting fees. Mr. Wintrub received a payment of $1,000 in connection with a special assignment for the Board of Directors.

OTHER EXECUTIVE OFFICERS

     Other Executive Officers during fiscal 1997 included John J. Fitteron, age 55, Senior Vice President and Chief Financial Officer of Getty since 1986 and Treasurer of Getty since 1994; Alvin A. Smith, age 59, Senior Vice President of Getty since 1985 and Chief Operating Officer of Getty since 1994; James R. Craig, age 45, Vice President of Getty since 1987; Michael K. Hantman, age 45, Vice President of Getty since 1991 and Corporate Controller of Getty since 1985; and Samuel M. Jones, age 60, Vice President and General Counsel of Getty since 1986 and Corporate Secretary of Getty since 1994. Management is not aware of any family relationships between any of its directors, nominees or Executive Officers.

     Alvin A. Smith, James R. Craig, Michael K. Hantman and Samuel M. Jones were Executive Officers of Getty during fiscal year 1997, and effective as of January 31, 1997 in anticipation of the Distribution, became Executive Officers of Marketing. Upon the completion of the Distribution, on March 21, 1997, Messrs. Smith, Craig, Hantman and Jones resigned as Executive Officers of Getty.

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated Executive Officers of Getty (the "Named Executive Officers") for services in all capacities to Getty and its subsidiaries during the periods indicated.

                                           ANNUAL COMPENSATION                   LONG TERM
                                       FISCAL YEAR ENDED JANUARY 31         COMPENSATION AWARDS

                                                                             RESTRICTED
                                                             OTHER ANNUAL      STOCK                  ALL OTHER
                                      SALARY       BONUS     COMPENSATION      AWARDS   OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR       ($)         ($)           ($) (1)      ($)        (#)          ($) (2)
----------------------------------------------------------------------------------------------------------------
Leo Liebowitz                1997     404,103     123,400                                              69,843
Director,                    1996     404,103     263,000                                              59,886
President and Chief          1995     387,228     164,500                                              60,713
Executive Officer

Alvin A. Smith               1997     311,192     205,000                                10,000        55,115
Senior Vice                  1996     301,192     205,000                                15,000        45,373
President and Chief          1995     268,606      99,000                                15,000        40,353
Operating Officer

John J. Fitteron             1997     215,775     190,000                                20,000        44,954
Senior Vice President,       1996     198,296     190,000                                15,000        32,593
Treasurer and Chief          1995     187,849      99,000                                15,000        32,043
Financial Officer

Samuel M. Jones              1997     178,156     116,261                                10,000        32,949
Vice President,              1996     163,307     115,000                                15,000        26,629
General Counsel and          1995     154,646      79,000                                10,000        26,616
Corporate Secretary

James R. Craig               1997     158,565     125,000                                10,000        31,422
Vice President               1996     145,537     125,000                                15,000        24,419
                             1995     137,843      79,000                                10,000        24,260

---------------------------
(1) None of the Named Executive Officers received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer.

(2) All other compensation includes Company contributions to the defined contribution retirement profit sharing plan, matching contributions under the Company's 401(k) savings plan, Company contributions to the Supplemental Retirement Plan for executives and term life insurance premiums as follows:

                  FISCAL YEAR      DEFINED        COMPANY    SUPPLEMENTAL    TERM
                     ENDED      CONTRIBUTION       MATCH      RETIREMENT     LIFE
                  JANUARY 31   RETIREMENT PLAN  401(K) PLAN      PLAN      INSURANCE
                  ------------------------------------------------------------------
Leo Liebowitz     1997              $2,373         $   --       $65,246     $2,224
                  1996               2,388             --        55,319      2,179
                  1995               2,394             --        56,140      2,179

Alvin A. Smith    1997               2,373          4,750        43,552      4,440
                  1996               2,388          4,620        34,410      3,955
                  1995               2,394          4,620        29,859      3,480

John J. Fitteron  1997               2,373          4,750        33,871      3,960
                  1996               2,388          4,620        23,011      2,574
                  1995               2,394          4,620        22,579      2,450

Samuel M. Jones   1997               2,373          4,750        22,599      3,227
                  1996               2,388          4,629        17,499      2,113
                  1995               2,394          4,611        17,507      2,104

James R. Craig    1997               2,373          3,595        22,489      2,965
                  1996               2,388          3,486        16,668      1,877
                  1995               2,394          3,478        16,546      1,842

     In December 1994, the Company entered into agreements (collectively, the "Change of Control Agreements") with its non-director officers and certain key employees, wherein the Company agreed to make certain payments under certain circumstances upon a "change of control" of the Company. Under such circumstances, the Company also agreed that all Getty stock options granted to such officer or key employee would immediately vest, and made provision to allow such individual to exercise his or her options within three years of the "change of control" for the officers, and a shorter period for key employees, and to preserve the economic value of his or her options. In March 1996, the Company amended the Change of Control Agreements to treat a spinoff or similar transaction involving a substantial portion of the Company's marketing or real estate business or assets as a "change of control". Accordingly, a "change of control" for purposes of the Change of Control Agreements occurred on the Distribution Date. The Company intends to pay those officers and key employees who remained employees of the Company at the Distribution Date, compensation at least comparable to that which they were paid prior to the Distribution. Marketing has advised the Company that it intends to pay those officers and key employees who become employees of Marketing compensation at least comparable to the compensation which the Company paid them prior to the Distribution. In the event that the Company or Marketing, as the case may be, does not pay comparable compensation to any such individual or any such individual does not become an employee of either Getty or Marketing (or ceases to be an employee of Getty or Marketing for any reason other than for cause) after the Distribution Date, then for the 36-month period after the Distribution Date for officers, and a shorter period of time for those certain key employees, Getty will pay to each such individual over the applicable period an amount not less than the average annual sum of such individual's (i) base salary, (ii) benefits under any incentive or bonus plan and (iii) the total amount of employer contributions (other than elective salary deferrals) made to the individual's account under 401(k) and other deferred compensation plans, based upon the requisite period prior to the "change of control". The compensation to be paid to an officer or key employee pursuant to a Change of Control Agreement will be reduced by the amount of compensation, if any, such officer or key employee receives from the Company, Marketing or any other employer during the covered period.

                                 STOCK OPTIONS

     The following table sets forth as to the Named Executive Officers additional information with respect to the stock options granted during the fiscal year ended January 31, 1997, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE VALUE
                                                                           AT ASSUMED ANNUAL RATES
                                                                         OF STOCK PRICE APPRECIATION
                      INDIVIDUAL GRANTS                                      FOR OPTION TERM (1)
-------------------------------------------------------------------------------------------------------
                                % OF TOTAL
                                 OPTIONS
                                GRANTED TO
                               EMPLOYEES IN
                               FISCAL YEAR    EXERCISE OR
                    OPTIONS       ENDED       BASE PRICE    EXPIRATION
NAME              GRANTED (#)    1-31-97     ($/SHARE) (2)   DATE (3)       5% ($)         10% ($)
-------------------------------------------------------------------------------------------------------
Leo Liebowitz           --            --             --           --             --              --
Alvin A. Smith      10,000         9.86%          14.75      12/13/06        92,762         235,077
John J. Fitteron    20,000        19.72%          14.75      12/13/06       185,524         470,154
Samuel M. Jones     10,000         9.86%          14.75      12/13/06        92,762         235,077
James R. Craig      10,000         9.86%          14.75      12/13/06        92,762         235,077

-----------------------------

(1) The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on unknown or volatile factors. If the price of Getty Common Stock appreciates, the value of Getty Common Stock held by the stockholders will also increase. For example, the market value of Getty Common Stock on January 31, 1997 was approximately $225,363,000, based upon the market price on that date. If the share price of Getty's Common Stock increases by 5% per year, the market value on January 31, 2007 of the same number of shares would be approximately $367,093,000. If the price of Getty's Common Stock increases by 10% per year, the market value on January 31, 2007 would be approximately $584,534,000.
(2) In connection with the Distribution, each Getty option was reformed into separate options for Getty Common Stock and Marketing Common Stock. The exercise price of each reformed Getty option is 77.29% of the original option exercise price, i.e., $11.40 per share.
(3) Pursuant to the Change in Control Agreements, all option grants in fact expire three years after the Distribution Date, i.e., March 21, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

     The following table provides information as to options exercised by each of the Named Executive Officers of Getty during the fiscal year ended January 31, 1997 and the value of options held by such officers at year end measured in terms of the closing price of Getty Common Stock on January 31, 1997. No options were exercised by the Named Executive Officers in the fiscal year ended January 31, 1997, and accordingly no shares were acquired or value realized upon the exercise of options.

                                                      VALUE OF UNEXERCISED
                        NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS/SARs
                    OPTIONS AT FISCAL YEAR END (#)   AT FISCAL YEAR END ($)
                             EXERCISABLE/                 EXERCISABLE/
  NAME                    UNEXERCISABLE (1)             UNEXERCISABLE (1)
--------------------------------------------------------------------------------
  Leo Liebowitz                        --                         --
                                       --                         --

  Alvin A. Smith                  158,173                    792,236
                                   30,000                    130,937

  John J. Fitteron                130,031                    587,925
                                   40,000                    160,937

  Samuel M. Jones                  60,651                    282,241
                                   27,500                    113,750

  James R.Craig                    60,134                    283,808
                                   27,500                    113,750

----------------------------------

(1) Pursuant to the Change in Control Agreements, all unexercisable options held by the Named Executive Officers became exercisable on the Distribution Date.

STOCK OPTION PLANS

     The Company's 1985, 1988 and 1991 Stock Option Plans (the "Stock Option Plans"), which have been approved by the Company's stockholders, authorize the grant to directors, officers and other key employees of the Company and its subsidiaries of long-term incentive share awards in the form of options ("Options") to purchase shares of the Company's Common Stock and, in the case of the 1985 Stock Option Plan, stock appreciation rights ("SARs"). The Stock Option Plans are administered by a committee of three members of the Company's Board of Directors (the "Compensation Committee"), who are not eligible to participate in the Stock Option Plans while serving on the Compensation Committee. No further grants may be made under the 1985 Stock Option Plan and no SARs are outstanding. The maximum number of shares which may be the subject of outstanding Options under the 1988 Stock Option Plan is 303,876 and is subject to further adjustments for stock dividends and stock splits. No grants may be made under the 1988 Stock Option Plan after March 31, 1998. The maximum number of shares which may be the subject of outstanding Options under the 1991 Stock Option Plan is 750,000 and is subject to further adjustments for stock dividends and stock splits. No grants may be made under the 1991 Stock Option Plan after March 21, 2001.

     The recipients, terms (including price and exercise period) and type of Option (and/or SAR) to be granted under the Stock Option Plans are determined by the Compensation Committee; however, the Option price per share under the Stock Option Plans generally must be at least equal to the fair market value of a share of the Company's Common Stock (110% of such amount in the case of Incentive Stock Options granted to any individual who owns stock representing more than 10% of the voting power of the Company's Common Stock) on the date the Option is granted. Subject to certain limitations, Options granted under the Stock Option Plans may be either Incentive Stock Options (within the meaning of Section 422(b) of the Internal Revenue Code) or Non-Qualified Stock Options. With certain limited exceptions, Options may not be exercised for a period of 12 months following the grant of the Option and are exercisable in installments as are specified in the Stock Option Plan or the terms of each Option. The exercise period of an Option may not extend more than 10 years following its grant.

     The number of remaining shares available for grant under the 1988 and 1991 Stock Option Plans are 19,981 and 156,900, respectively.

RETIREMENT PLANS

     The Company has a retirement profit-sharing plan with Deferred 401(k) Savings Plan Provisions (the "Retirement Plan") for employees meeting certain service requirements. Under the terms of the Retirement Plan, the annual discretionary contribution portion of the Retirement Plan is determined by the Board of Directors. For the 401(k) portion of the Retirement Plan, the Board of Directors has elected to contribute to the Retirement Plan for each participating employee an amount equal to 50% of such employee's contribution to the plan but in no event more than 3% of such employee's compensation.

     The Company also has a Supplemental Retirement Plan for Executives (the "Supplemental Plan"). Under the Supplemental Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended, a participating executive may receive in his trust account an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to such executive under the Retirement Plan. The amounts paid to the trustee under the Supplemental Plan may be used to satisfy claims of general creditors in the event of the Company's or any of its subsidiaries' bankruptcy. The trustee shall not cause the Supplemental Plan to be other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended. An executive's account shall vest in the same manner as under the Retirement Plan and shall be paid upon termination of employment. Under the Supplemental Plan the Board of Directors may during any fiscal year elect not to make any payment to the account of any or all executives.

     Pursuant to a long-standing arrangement, in the event of the death of Mr. Liebowitz, benefits in an amount equal to twelve months' salary will be paid to his estate. In the event of termination of Mr. Liebowitz's employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months' salary will be payable to Mr. Liebowitz.

     Mr. Liebowitz receives an annual pension of $3,500 from a subsidiary's defined benefit retirement plan which was terminated effective October 1, 1985.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As previously noted, the current members of the Compensation Committee are Messrs. Cooper (a former Vice President), Safenowitz (a former Executive Vice President) and Liebowitz, the President and Chief Executive Officer. Mr. Liebowitz did not participate in decisions with respect to his own compensation. Messrs. Cooper, Liebowitz and Safenowitz are also the principal stockholders of Marketing, with Messrs. Liebowitz and Safenowitz serving as directors of Marketing. Mr. Liebowitz serves as Chief Executive Officer of Marketing and is a member of the Nominating Committee and the Compensation Committee of the board of directors of Marketing. The Company has certain lease, service, licensing and tax sharing arrangements with Marketing. In addition, Messrs. Cooper, Safenowitz and Liebowitz are also directors and the principal stockholders of CLS General Partnership Corp., the general partner of Power Test Realty Company Limited Partnership, with which the Company has certain lease arrangements. See "Certain Transactions."

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

To Our Stockholders:

     This report addresses the Company's compensation policies with respect to the compensation of the Chief Executive Officer and the other Executive Officers during fiscal 1997. The Compensation and Stock Option Committee (the "Compensation Committee") is responsible for setting and administering the policies which govern the Incentive Compensation Plan, the Retirement Plan, the Supplemental Retirement Plan, the Stock Option Plans and base salary compensation and for determining amounts payable thereunder.

     Compensation of the Company's Executive Officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee of the Board of Directors, is discussed, reviewed and approved by the full Board, as is the compensation of the Chief Executive Officer. The Company's philosophy is that under its total compensation program the Chief Executive Officer and other executives should: (1) have a greater portion of compensation at risk than other employees and (2) have a significant portion of their compensation tied directly to the performance of the business.

     To assist it in performing its duties, in 1993 the Compensation Committee retained and met with independent compensation consultants. Said consultants were retained to perform market surveys and recommend appropriate salary ranges for each officer position. The Compensation Committee then established competitive salary levels for each Executive Officer. The salary of the President and Chief Executive Officer was evaluated and compared with other Chief Executive Officers of similar companies.

BASE SALARY

     The base salary program is designed to provide each individual with a salary competitive with salaries paid for similar positions in similar companies. Besides being able to attract and retain capable people, Getty will endeavor to ensure that each individual's compensation will be based on the person's ability, effort and achievement.

     In 1991, in light of the Company's financial results, the Compensation Committee froze the base salary component of the Chief Executive Officer and other Executive Officers. Upon the recommendation of the consultants, the freeze was lifted in June 1993. In December 1996, consistent with the practice of the prior few years, all Executive Officers received a small increase in base salary except that Mr. Liebowitz's base salary was not increased.

ANNUAL INCENTIVE AWARDS

     Annual Incentive Awards are provided under the Getty Incentive Compensation Plan ("ICP"). The purpose of the ICP is to promote the achievement of the Company's targeted business objectives by providing competitive incentives to those employees who can impact the Company's performance. The total amount of cash available for annual ICP awards is approved by the Board of Directors after evaluating a combination of criteria, and achievement of specific goals. Awards are based on a combination of Company performance, business unit performance, and individual performance based on specific objectives.

     The Compensation Committee determined that the incentive compensation of the Chief Executive Officer and other Executive Officers (shown under the caption "Bonuses" in the Summary Compensation Table) should be 46.92% of the maximum amount each Executive Officer could have received under the ICP for the fiscal year ended January 31, 1997. In addition thereto, pursuant to the Change in Control Agreements the Executive Officers, except for Mr. Liebowitz, received an additional amount so that their total bonus would not be less than the maximum award they could have received under the ICP which was in effect for the previous fiscal year.

STOCK OPTIONS

     Stock options are granted to encourage and facilitate personal stock ownership by the directors, executives and certain other key employees and thus strengthen their personal commitment to Getty and provide a longer term perspective to their managerial responsibilities. The stock option portion of the Compensation Program directly links the executive's interests with those of the stockholders. The Compensation Committee's policy is to grant stock option awards based on individual performance and the potential to contribute to the future success of the Company. In December 1996 options were awarded to all Executive Officers and certain key employees and directors, except for Mr. Liebowitz, who has not participated in the Stock Option Plans.

     The Compensation Committee believes that the three components described above provide compensation that is competitive with that offered by other corporations, and effectively links executive and stockholder interest through varied plans that are structured to coincide with the long term vision of Getty.

     During 1993, the Internal Revenue Code was amended to add Section 162(m) denying the federal income tax deduction by publicly held corporations of compensation in excess of $1 million paid to certain executives and highly compensated officers during one taxable year. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. In addition to salaries and bonuses, compensation income recognized upon the exercise of stock options may represent compensation subject to the
Section 162(m) limitation. Although it is possible that in some future year, some portion of the compensation paid to a Company executive will not be tax deductible under Section 162(m), the Compensation Committee believes that portions of the affected executive's total compensation that are performance based are excepted from application of Section 162(m). Deductibility will also depend upon the amount of any bonus paid as an ICP award, upon the market price of the Company's shares on the date stock options are exercised, and the number of options exercised by an executive in any one taxable year.

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

April 30, 1997              Compensation and Stock Option Committee:

                            Milton Cooper (Chairman)
                            Leo Liebowitz
                            Milton Safenowitz




                              CERTAIN TRANSACTIONS

POWER TEST INVESTORS LIMITED PARTNERSHIP

     In 1985, Power Test Investors Limited Partnership (the "Partnership") was formed as a public master limited partnership and capitalized by a rights offering to all Getty stockholders. The Partnership is the limited partner in Power Test Realty Company Limited Partnership (the "Operating Partnership"), which was also formed in 1985 and which purchased the Northeast and Mid-Atlantic petroleum marketing assets of Getty Oil Company from Texaco Inc. The operating Partnership leased these assets to Getty on a long-term net lease basis.

     CLS General Partnership Corp., a Delaware corporation ("CLS"), is the sole general partner of both the Partnership and the Operating Partnership. The three stockholders of CLS, Leo Liebowitz, Milton Safenowitz and Milton Cooper (the "Principal Holders"), are also directors, stockholders, and in the case of Mr. Liebowitz, an officer of the Company. As of January 31, 1997, the Principal Holders beneficially owned an aggregate of 3,104,431 (48%) of the general and limited partnership interests in the Partnership.

     During fiscal 1997, the Company made net lease payments to the Operating Partnership of approximately $10,061,000 and an additional sum of $580,470 was paid to the Operating Partnership by Getty for properties purchased. The Company received payments of $672,000 from the Operating Partnership for services performed by the Company (including the provision of office space and related services) during fiscal 1997.

     The Company does not have any ownership interest in the Partnership or the Operating Partnership, and does not have any ownership interest in or option to purchase the leased assets, except under certain limited circumstances involving properties that have become uneconomical or unsuitable for the Company's use or if there has been significant damage to any such properties. Neither the Partnership nor the Operating Partnership conducts any substantial activities other than those related to the ownership and leasing to the Company of the Getty assets.

GETTY PETROLEUM MARKETING INC.

     As a result of the Distribution, Messrs. Liebowitz, Safenowitz and Cooper each beneficially owns approximately the same percentage of the outstanding common stock of Marketing as he owns of the Company's common stock, without giving effect to the issuance of 5% of Marketing's common stock to an Employee Stock Ownership Plan. See "Beneficial Ownership of Common Stock." Messrs. Liebowitz and Safenowitz serve as directors of Marketing, and Mr. Liebowitz serves as Marketing's Chief Executive Officer.

     In connection with the Distribution, the Company and Marketing entered into a Master Lease Agreement (the "Master Lease") with respect to approximately 1,000 service station and convenience store properties and 10 distribution terminals and bulk plants (including those properties leased by the Company from the Operating Partnership). The initial term of the Master Lease is 15 years (or periods ranging from one to fifteen years with respect to approximately 400 properties leased by Getty from third parties other than the Operating Partnership), and generally provides Marketing with four ten-year renewal options (or with respect to such leased properties, such shorter period as the underlying lease may provide). The Master Lease is a "triple-net" lease, so Marketing is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Rent for each of the properties was set using the fair market value of each such property, assuming certain environmental conditions for which the Company is responsible. The Company anticipates that it will receive, on an annual basis, net lease payments from Marketing aggregating approximately $57 million commencing in the fiscal year beginning February 1, 1997.

     The Company and Marketing also entered into a Services Agreement (the "Services Agreement"), under which the Company will receive certain administrative and technical services from Marketing and will provide certain limited services to Marketing. The term of the Services Agreement is two years, except that it may be earlier terminated in whole or in part by either party upon 120 days' notice. The net fees estimated to be paid by the Company to Marketing under the Services Agreement will initially be approximately $80,000 per month and will decline as the services performed decrease. The Company presently expects that most of such services will be provided by Marketing for approximately one year.

     In addition, the Company and Marketing entered into a Trademark License Agreement providing for an exclusive, royalty-free license to Marketing of certain Getty trademarks, service marks and trade names (including the name "Getty") used in connection with Marketing's business, within the territory specified in the Agreement. The term of the Agreement is 55 years, but in the event that the Master Lease terminates prior thereto, the license will become non-exclusive and Marketing will pay to the Company certain customary signage rental and royalty fees.

     In connection with the Distribution, the Company and Marketing also entered into a Tax Sharing Agreement that defined the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or motor fuel taxes relating to the Company's business for tax years prior to and including the Distribution and with respect to certain tax attributes of the Company after the Distribution.

                            STOCK PERFORMANCE GRAPH
                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                        GETTY (GTY), S&P 500, PEER GROUP
                     (Performance results through 1/31/97)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group for the period of five years ended January 31, 1997.

                                 [LINE GRAPH]

                       1992     1993     1994     1995      1996     1997
---------------------------------------------------------------------------

     GTY               $100.00  $ 67.97  $108.42  $ 75.25  $ 86.15  $116.36
     S&P 500           $100.00  $110.75  $125.31  $126.03  $170.76  $216.15
     Peer Group        $100.00  $ 89.66  $127.23  $111.63  $132.05  $153.41

Assumes $100 invested at the close of trading 1/31/92 in Getty common stock, Standard & Poor's 500, and Peer Group.
*Cumulative total return assumes reinvestment of dividends.

     The Company has chosen, as its Peer Group, the following companies:
Ashland Oil, Repsol S.A., Sun Company, Total Petroleum, E-Z Serve Corporation and FFP Partners, L.P. Diamond Shamrock, Inc. and Horsham Corp. were removed from the Company's Peer Group because each company was involved in a significant corporate transaction which made the resulting company no longer comparable for purposes of the Peer Group and in lieu thereof E-Z Serve Corporation and FFP Partners, L.P. were added to the Company's Peer Group. The results for the peer group in the 1996 Proxy Statement are not materially different from those shown above for the Peer Group. The Company has chosen the aforementioned companies as its Peer Group because a substantial segment of each of their businesses is petroleum marketing and distribution.

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Pursuant to the direction of the Board of Directors, on April 28, 1997 the Audit Committee appointed the firm of Coopers & Lybrand L.L.P., subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the fiscal year ending January 31, 1998 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

     Representatives of the firm of Coopers & Lybrand L.L.P., the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public auditors for the fiscal year ending January 31, 1998.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act and the rules issued thereunder, Getty's Executive Officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to Getty. Based on its review of Forms 3 and 4 received by it during fiscal 1997 and of Form 5 received by it with respect to fiscal 1997, Getty believes that during fiscal 1997 all of its Executive Officers and directors complied with the Section 16(a) requirements.


                                 OTHER MATTERS

     Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

     The proxy may be revoked at any time prior to its exercise. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock held of record by such persons. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by the Company.



April 30, 1997                By Order of the Board of Directors,


                          By: /s/ Randi Young Filip
                              --------------------------------------
                                  Randi Young Filip
                                  Corporate Secretary

                              GETTY REALTY CORP.
                   125 JERICHO TPKE., JERICHO, N. Y. 11753
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints LEO LIEBOWITZ and MILTON SAFENOWITZ, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting, (or if only one shall be present and acting at the meeting then that one,) all of the shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at 270 Park Avenue, 11th Floor, New York, New York, on June 19, 1997 and at any adjournments thereof.


                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


               PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

A[X] Please mark your
     votes as in this
     example.




                           WITHHOLD AUTHORITY               Instructions:  To withhold authority to vote for any individual
                        to vote for all nominees            nominee, strike a line through the nominee's name in the list below.
                 FOR        listed at right      Nominees:  M. Cooper
 1. ELECTION OF  [ ]             [ ]                        P. Coviello
    DIRECTORS                                               L. Liebowitz
                                                            M. Safenowitz
 FOR all nominees listed                                    W. Wintrub
 (except as marked to the contrary below)
                                                                                                          FOR    AGAINST    ABSTAIN
                                                           2.  The ratification of the appointment of    [ ]      [ ]        [ ]
                                                               Coopers & Lybrand L.L.P. as independent
-------------------------------------------                    auditors for the Company for the fiscal year
                                                               ended January 31, 1998.

                                                           3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                               Receipt is acknowledged of notice and proxy statement for the foregoing meeting and of annual report to stockholders for the fiscal year ended January 31, 1997.

                                                             This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.
                                                           Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

SIGNATURE                                   DATE               SIGNATURE                                   DATE
         ---------------------------------      ------------            ---------------------------------      ------------
NOTE:  Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.
